Exhibit 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

March 3, 2017

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Charlottesville, VA – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today the appointment of Tara Y. Harrison as Chief Financial Officer and Executive Vice President of the Company and its subsidiary, Virginia National Bank (the “Bank”). She will oversee all financial aspects of both the Company and the Bank and will report to the President and Chief Executive Officer, Glenn W. Rust.

Ms. Harrison joined the Bank in October 2016 as an accounting/finance internal consultant. She has 25 years of experience, including eight years with a Big 4 public accounting firm and the remainder in corporate leadership positions in accounting, finance and internal audit. Ms. Harrison served as the Director of Internal Audit for StellarOne Corporation, a $3 billion bank holding company, and its subsidiary and predecessor banks for ten years. Other positions which Ms. Harrison has held within executive financial leadership include the Chief Financial Officer for Guaranty Financial Corporation and Guaranty Bank and the Director of Finance and Controller for Comdial Corporation.

Upon the appointment of Ms. Harrison, Mr. Rust stated, “I am pleased to be able to add someone with Tara’s financial and risk management expertise to our executive team. I look forward to her ideas and perspectives as we continue to grow our business.” Regarding her new position, Ms. Harrison commented, “I am delighted to accept this position and join the experienced management team. The Bank and the Company are well positioned for growth, and I embrace the opportunity to provide enhanced value to our customers and our shareholders trough streamlining existing processes and executing strategic initiatives.”

Ms. Harrison, a graduate of the McIntire School of Commerce of the University of Virginia, is a certified public accountant, certified fraud examiner and certified internal auditor. She is also certified in financial forensics and risk management assurance. She is a native of the Charlottesville, Virginia area and currently resides in nearby Greene County with her husband and two daughters.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). Virginia National Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, Virginia. The Bank also has a loan production office in Harrisonburg, Virginia. The Bank serves the needs of individuals, businesses and charitable organizations in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, City of Harrisonburg and the surrounding counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage, investment advisory, annuity and insurance services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust, 434-817-8649